SHARE EXCHANGE AGREEMENT

SHARE EXCHANGE AGREEMENT, dated as of December __, 2008 (this “Agreement”) by and among Bio X Cell, Inc., a Massachusetts corporation (“BioXcell”), the stockholders of BioXcell set forth on Schedule I hereto (the “BioXcell Shareholders”), Emy’s Salsa Aji Distribution Company, Inc., a Nevada corporation (“Emys”), and the stockholders of Emys set forth on Schedule II hereto (the “Emys Controlling Stockholder[s]”).

WHEREAS, the BioXcell Shareholders own 100% of the issued and outstanding ordinary shares of BioXcell (such shares being hereinafter referred to as the “BioXcell Shares”); and

WHEREAS, (i) the BioXcell Shareholders and BioXcell believe it is in their respective best interests for the BioXcell Shareholders to exchange all of the BioXcell Shares for 38,307,500 newly-issued shares as set forth on Schedule III hereto (the “Emys Shares”) of common stock, $0.0001 par value per share, of Emys (the “Common Stock”), which, at the time of this Agreement, shall constitute 71.9% of the issued and outstanding shares of Emys Common Stock immediately after the closing of the transactions contemplated herein, and (ii) Emys believes it is in its best interest and the best interest of its stockholders to acquire the BioXcell Shares in exchange for the Emys Shares, all upon the terms and subject to the conditions set forth in this Agreement (the “Share Exchange”); and

WHEREAS, it is the intention of the parties that: (i) the Share Exchange shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the “Securities Act”); and

WHEREAS, immediately following the consummation of the Share Exchange, and pursuant to a securities purchase agreement (the “Securities Purchase Agreement”) to be dated as of the Closing Date (as hereinafter defined) by and among Emys and certain investors (collectively, the “Investors”), Emys will issue shares of Common Stock to the Investors in a private placement (the “Private Placement”) for an aggregate purchase price of $375,000, upon the terms and conditions set forth in the Securities Purchase Agreement; and

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

EXCHANGE OF BIOXCELL SHARES FOR EMYS SHARES

Section 1.1 Agreement to Exchange BioXcell Shares for Emys Shares. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, the BioXcell Shareholders shall assign, transfer, convey and deliver the BioXcell Shares to Emys. In consideration and exchange for the BioXcell Shares, Emys shall issue, transfer, convey and deliver the Emys Shares to the BioXcell Shareholders.

Section 1.2 Closing and Actions at Closing. The closing of the Share Exchange (the “Closing”) shall take place remotely via the exchange of documents and signatures at 10:00 a.m. E.D.T. on the day the conditions to closing set forth in Articles V and VI herein have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the “Closing Date”).

Section 1.3 Directors of Emys at Closing Date. On the Closing Date, Andrew Uribe and Jean Young, the current directors of Emys, shall resign from the board of directors of Emys (the “Emys Board”) and Katie Karloff’s and Claude Ranoux’s appointment to the Emys Board shall become effective.

Section 1.4 Officers of Emys at Closing Date. On the Closing Date, Andrew Uribe, Sheila Gladhill and Kim Long shall resign from each officer position held at Emys and immediately thereafter, the Emys Board shall appoint Katie Karloff to serve as Chief Executive Officer, Chief Financial Officer and President and Claude Ranoux to serve as Secretary and Treasurer.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EMYS

Emys represents, warrants and agrees that all of the statements in the following subsections of this Article II are true and complete as of the date hereof.

Section 2.1 Corporate Organization

a. Emys is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and has all requisite corporate power and authority to own its properties and assets and governmental licenses, authorizations, consents and approvals to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on the activities, business, operations, properties, assets, condition or results of operation of Emys. “Material Adverse Effect” means, when used with respect to Emys, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of Emys, or materially impair the ability of Emys to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, or (ii) changes in the United States securities markets generally.

b. Copies of the certificate of incorporation and by-laws of Emys with all amendments thereto, as of the date hereof (the “Emys Charter Documents”), have been furnished to the BioXcell Shareholders and to BioXcell, and such copies are accurate and complete as of the date hereof. The minute books of Emys are current as required by law, contain the minutes of all meetings of the Emys Board and stockholders of Emys from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the Emys Board and stockholders of Emys. Emys is not in violation of any of the provisions of the Emys Charter Documents.

c. Prior to filing with the SEC its Form 10-K for the fiscal year ended December 31, 2007 wherein Emys first declared it was a “shell company” (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), Emys conducted more than nominal operations and had at least a limited operating history and an express intent to start and grow an operating business as evidenced by among other things its entry into arms-length contracts with suppliers and others necessary for the operation of the business and the creation and development of a business plan and product, and Emys has provided copies of contracts and other materials to BioXcell Shareholders supporting the foregoing.

Section 2.2 Capitalization of Emys.

a. The authorized capital stock of Emys consists of 75,000,000 shares are authorized as Common Stock, of which 61,937,500 shares are issued and outstanding immediately prior to this Share Exchange.  We do not have any shares of preferred stock authorized.

b. All of the issued and outstanding shares of Common Stock of Emys immediately prior to this Share Exchange are, and all shares of Common Stock of Emys when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all applicable U.S. federal and state securities laws and state corporate laws, and have been issued free of preemptive rights of any security holder. Except with respect to securities to be issued in connection with the Private Placement and to the BioXcell Shareholders pursuant to the terms hereof, as of the date of this Agreement there are no outstanding or authorized options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire or receive any shares of Emys’s capital stock, nor are there or will there be any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights, pre-emptive rights or rights of first refusal with respect to Emys or any Common Stock, or any voting trusts, proxies or other agreements, understandings or restrictions with respect to the voting of Emys’s capital stock. Except with respect to securities to be issued pursuant to the Securities Purchase Agreement, there are no registration or anti-dilution rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which Emys is a party or by which it is bound with respect to any equity security of any class of Emys. Emys is not a party to, and it has no knowledge of, any agreement restricting the transfer of any shares of the capital stock of Emys.  The issuance of all of the shares of Emys described in this Section 2.2 have been, or will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws and no stockholder of Emys has any right to rescind or bring any other claim against Emys for failure to comply with the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws.

c. There are no outstanding contractual obligations (contingent or otherwise) of Emys to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, Emys or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

Section 2.3 Subsidiaries and Equity Investments. Emys does not directly or indirectly own any capital stock or other securities of, or any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity.

Section 2.4 Authorization, Validity and Enforceability of Agreements. Emys has all corporate power and authority to execute and deliver this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Emys and the consummation by Emys of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Emys, and no other corporate proceedings on the part of Emys are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of Emys and is enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally. Emys does not need to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other person in order for it to consummate the transactions contemplated by this Agreement, other than filings that may be required or permitted under states securities laws, the Securities Act and/or the Exchange Act resulting from the issuance of the Emys Shares or securities in connection with the Private Placement.

Section 2.5 No Conflict or Violation. Neither the execution and delivery of this Agreement by Emys, nor the consummation by Emys of the transactions contemplated hereby will: (i) contravene, conflict with, or violate any provision of the Emys Charter Documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which Emys is subject, (iii) conflict with, result in a breach of, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Emys is a party or by which it is bound, or to which any of its assets or properties are subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of Emys’s assets, including without limitation the Emys Shares.

Section 2.6 Agreements. Except as disclosed on Schedule 2.6, Emys is not a party to or bound by any contracts, including, but not limited to, any:

a. employment, advisory or consulting contract;

b. plan providing for employee benefits of any nature, including any severance payments;

c. lease with respect to any property or equipment;

d. contract, agreement, understanding or commitment for any future expenditure in excess of $5,000 in the aggregate;

e. contract or commitment pursuant to which it has assumed, guaranteed, endorsed, or otherwise become liable for any obligation of any other person, entity or organization; or

f. agreement with any person relating to the dividend, purchase or sale of securities, that has not been settled by the delivery or payment of securities when due, and which remains unsettled upon the date of this Agreement, except with respect to the Emys Shares or the securities to be issued pursuant to the Securities Purchase Agreement.

Emys has provided to BioXcell and the BioXcell Shareholders, prior to the date of this Agreement, true, correct and complete copies of each contract (whether written or oral), including each amendment, supplement and modification thereto (the “Emys Contracts”).  The Company shall satisfy all liabilities due under the Emys Contracts as of the date of Closing.  All such liabilities shall be satisfied or released at or prior to Closing.  Any amounts accrued post-Closing shall be the sole responsibility of BioXcell.

Section 2.7 Litigation. There is no action, suit, proceeding or investigation (“Action”) pending or, to the knowledge of Emys, currently threatened against Emys or any of its affiliates, that may affect the validity of this Agreement or the right of Emys to enter into this Agreement or to consummate the transactions contemplated hereby or thereby. There is no Action pending or, to the knowledge of Emys, currently threatened against Emys or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against Emys or any of its affiliates. Neither Emys nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by Emys or any of its affiliates relating to Emys currently pending or which Emys or any of its affiliates intends to initiate.

Section 2.8 Compliance with Laws. Emys has been and is in compliance with, and has not received any notice of any violation of any, applicable law, order, ordinance, regulation or rule of any kind whatsoever, including without limitation the Securities Act, the Exchange Act, the applicable rules and regulations of the SEC or the applicable securities laws and rules and regulations of any state.

Section 2.9 Financial Statements; SEC Filings.

a. Emys’s financial statements (the “Financial Statements”) contained in its periodic reports filed with the SEC have been prepared in accordance with generally accepted accounting principles applicable in the United States of America (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated, except that those Financial Statements that are not audited do not contain all footnotes required by U.S. GAAP. The Financial Statements fairly present the financial condition and operating results of Emys as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Emys has no material liabilities (contingent or otherwise). Emys is not a guarantor or indemnitor of any indebtedness of any other person, entity or organization. Emys maintains a standard system of accounting established and administered in accordance with U.S. GAAP.

b.  Emys has timely made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act ( the “Public Reports”). Each of the Public Reports has complied in all material respects with the applicable provisions of the Securities Act, the Exchange Act, and the Sarbanes/Oxley Act of 2002 (the “Sarbanes/Oxley Act”) and/or regulations promulgated thereunder. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading. There is no event, fact or circumstance that would cause any certification signed by any officer of Emys in connection with any Public Report pursuant to the Sarbanes/Oxley Act to be untrue, inaccurate or incorrect in any respect. There is no revocation order, suspension order, injunction or other proceeding or law affecting the trading of Emys’s Common Stock, it being acknowledged that none of Emys’s securities are approved or listed for trading on any exchange or quotation system.

Section 2.10 Books, Financial Records and Internal Controls. All the accounts, books, registers, ledgers, Emys Board minutes and financial and other records of whatsoever kind of Emys have been fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of Emys. Emys maintains a system of internal accounting controls sufficient, in the judgment of Emys, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

Section 2.11 Employee Benefit Plans. Emys does not have any “Employee Benefit Plan” as defined in the U.S. Employee Retirement Income Security Act of 1974 or similar plans under any applicable laws.

Section 2.12 Tax Returns, Payments and Elections. Emys has filed all Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including, without limitation, estimated tax returns and reports and material information returns and reports) (“Tax Returns”) required pursuant to applicable law to be filed with any Tax Authority (as defined below). All such Tax Returns are accurate, complete and correct in all material respects, and Emys has timely paid all Taxes due and adequate provisions have been and are reflected in Emys’s Financial Statements for all current taxes and other charges to which Emys is subject and which are not currently due and payable. None of Emys’s federal income tax returns have been audited by the Internal Revenue Service. Emys has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Emys for any period, nor of any basis for any such assessment, adjustment or contingency. Emys has withheld or collected from each payment made to each of its employees, if applicable, the amount of all Taxes (including, but not limited to, United States income taxes and other foreign taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax Authority. For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (x) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any United States, local or foreign governmental authority or regulatory body responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (y) any liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof, and (z) any liability for the payment of any amounts of the type described in (x) or (y) as a result of any express or implied obligation to indemnify any other person.

Section 2.13 No Debt Obligations. Upon the Closing Date, Emys will have no debt, obligations or liabilities of any kind whatsoever other than with respect to the transactions contemplated hereby. Emys is not a guarantor of any indebtedness of any other person, entity or corporation.

Section 2.14 No Broker Fees. No brokers, finders or financial advisory fees or commissions will be payable by or to Emys or any of their affiliates with respect to the transactions contemplated by this Agreement.

Section 2.15 No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or anticipated by Emys to arise, between Emys and any accountants and/or lawyers formerly or presently engaged by Emys. Emys is current with respect to fees owed to its accountants and lawyers.

Section 2.16 Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of Emys in connection with the transactions contemplated by this Agreement do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.17 Absence of Undisclosed Liabilities. Since the date of the filing of its quarterly report on Form 10-Q for the quarter ended September 30, 2008, except as specifically disclosed in the Public Reports: (A) there has been no event, occurrence or development that has resulted in or could result in a Material Adverse Effect; (B) Emys has not incurred any liabilities, obligations, claims or losses, contingent or otherwise, including debt obligations, other than professional fees; (C) Emys has not declared or made any dividend or distribution of cash or property to its shareholders, purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, or issued any equity securities other than with respect to transactions contemplated hereby; (D) Emys has not made any loan, advance or capital contribution to or investment in any person or entity; (E) Emys has not discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business; (F) Emys has not suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business; and (G) except for the Share Exchange, Emys has not entered into any other transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business.

Section 2.18 Reserved.

Section 2.19 No Integrated Offering. Emys does not have any registration statement pending before the Commission or currently under the Commission’s review and since the Closing Date, except as contemplated under this Agreement, Emys has not offered or sold any of its equity securities or debt securities convertible into shares of Common Stock.

Section 2.20 Employees.

a. Emys has no employees.

b. Other than Andrew Uribe and Jean Young, Emys does not have any officers or directors. No director or officer of Emys is a party to, or is otherwise bound by, any contract (including any confidentiality, non-competition or proprietary rights agreement) with any other person that in any way adversely affects or will materially affect (a) the performance of his duties as a director or officer of Emys or (b) the ability of Emys to conduct its business.

Section 2.21 No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to Emys or its respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by Emys but which has not been so publicly announced or disclosed. Emys has not provided to BioXcell, or the BioXcell Shareholders, any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by Emys but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement and/or the Private Placement.

Section 2.22 Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of Emys or any of the Emys Controlling Stockholders in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and/or therein not misleading.

 Section 2.23 No Assets or Real Property. Except as set forth on the most recent Financial Statements, Emys does not have any assets of any kind.  Emys does not own or lease any real property.

Section 2.24 Interested Party Transactions.  Except as disclosed on Schedule 2.24 and in Commission filings, no officer, director or shareholder of Emys or any affiliate or “associate” (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such person or entity, has or has had, either directly or indirectly, (a) an interest in any person or entity which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by Emys, or (ii) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish Emys any goods or services; or (b) a beneficial interest in any contract or agreement to which Emys is a party or by which it may be bound or affected.

Section 2.25 Intellectual Property. Except as disclosed on Schedule 2.25 and in Commission filings, Emy’s does not own, use or license any intellectual property in its business as presently conducted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BIOXCELL

BioXcell represents, warrants and agrees that all of the statements in the following subsections of this Article III, pertaining to BioXcell, are true and complete as of the date hereof.

Section 3.1 Incorporation. BioXcell is a company duly incorporated, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of BioXcell’s Articles of Organization or bylaws.  BioXcell has taken all actions required by law, its Articles of Organization or bylaws, or otherwise to authorize the execution and delivery of this Agreement.  BioXcell has full power, authority, and legal capacity and has taken all action required by law, its Articles of Organization or bylaws, and otherwise to consummate the transactions herein contemplated.

Section 3.2 Authorized Shares.  The number of shares which BioXcell is authorized to issue consists of  shares of Common Stock, consisting of 275,000 shares of common stock and 0 shares of preferred stock, par value of $0.001 per share.  There are 107,298 shares of common stock issued and outstanding and no shares of preferred stock currently issued and outstanding.  The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 3.3 Subsidiaries and Predecessor Corporations.  BioXcell does not have any subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

Section 3.4 Financial Statements.

BioXcell has obtained its audited balance sheet and the related audited statements of operations, stockholders’ equity and cash flows for the period from inception through September 30, 2008 together with the notes to such statements and the opinion of Webb & Company, P.A. independent certified public accountants.

All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The balance sheets are true and accurate and present fairly as of their respective dates the financial condition of BioXcell.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, BioXcell had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of BioXcell, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

BioXcell has duly and punctually paid all Governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and BioXcell has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all Governmental fees and taxation.

The books and records, financial and otherwise, of BioXcell are, in all material aspects, complete and correct and have been maintained in accordance with good business and accounting practices.

All of BioXcell’s assets are reflected on its financial statements, and BioXcell has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 3.5 Information.  The information concerning BioXcell set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.6 Absence of Certain Changes or Events.  Since September 30, 2008, (a) there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of BioXcell; and (b) BioXcell has not (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (ii) made any material change in its method of management, operation or accounting, (iii) entered into any other material transaction other than sales in the ordinary course of its business; or (iv) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

Section 3.7 Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of BioXcell after reasonable investigation, threatened by or against  BioXcell or affecting BioXcell or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  BioXcell does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances

Section 3.8 No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which BioXcell is a party or to which any of its assets, properties or operations are subject.

Section 3.9 Compliance With Laws and Regulations.  To the best of its knowledge, BioXcell has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of BioXcell or except to the extent that noncompliance would not result in the occurrence of any material liability for BioXcell.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 3.10 Approval of Agreement.  The Board of Directors of BioXcell has authorized the execution and delivery of this Agreement by BioXcell and has approved this Agreement and the transactions contemplated hereby.

Section 3.11 Valid Obligation.  This Agreement and all agreements and other documents executed by BioXcell in connection herewith constitute the valid and binding obligation of BioXcell, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BIOXCELL SHAREHOLDERS

The BioXcell Shareholders hereby represents and warrants to Emys:

Section 4.1 Authority. The BioXcell Shareholders have the right, power, authority and capacity to execute and deliver this Agreement to which the BioXcell Shareholders is a party, to consummate the transactions contemplated by this Agreement to which the BioXcell Shareholders is a party, and to perform the BioXcell Shareholders’ obligations under this Agreement to which the BioXcell Shareholders is a party. This Agreement has been duly and validly authorized and approved, executed and delivered by the BioXcell Shareholders. Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties thereto other than the BioXcell Shareholders, this Agreement is duly authorized, executed and delivered by the BioXcell Shareholders and constitutes the legal, valid and binding obligation of the BioXcell Shareholders, enforceable against the BioXcell Shareholders in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

Section 4.2 No Conflict. Neither the execution or delivery by the BioXcell Shareholders of this Agreement to which the BioXcell Shareholders is a party nor the consummation or performance by the BioXcell Shareholders of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the BioXcell Shareholders (if the BioXcell Shareholders is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which the BioXcell Shareholders is a party or by which the properties or assets of the BioXcell Shareholders are bound; or (c) contravene, conflict with, or result in a violation of, any Law or Order to which the BioXcell Shareholders, or any of the properties or assets of the BioXcell Shareholders, may be subject.

Section 4.3 Litigation. There is no pending Action against the BioXcell Shareholders that involves the BioXcell Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the business of BioXcell and, to the knowledge of the BioXcell Shareholders, no such Action has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action.

Section 4.4 Acknowledgment. The BioXcell Shareholders understands and agrees that the Emys Shares to be issued pursuant to this Agreement have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the Emys Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation D promulgated thereunder or Regulation S for offers and sales of securities outside the U.S.

Section 4.5 Stock Legends. The BioXcell Shareholders hereby agrees with Emys as follows:

a. Securities Act Legend Accredited Investors. The certificates evidencing the Emys Shares issued to the BioXcell Shareholders will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (3) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED.

b. Other Legends. The certificates representing such Emys Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable law, including, without limitation, any U.S. state corporate and state securities law, or contract.

c. Opinion. The BioXcell Shareholders shall not transfer any or all of the Emys Shares pursuant to Rule 144, under the Securities Act, Regulation S or absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of the Emys Shares, without first providing Emys with an opinion of counsel (which counsel and opinion are reasonably satisfactory to the Emys) to the effect that such transfer will be made in compliance with Rule 144, under the Securities Act, Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

Section 4.6 Ownership of Shares. The BioXcell Shareholders is both the record and beneficial owner of the BioXcell Shares. The BioXcell Shareholders is not the record or beneficial owner of any other shares of BioXcell. The BioXcell Shareholders has and shall transfer at the Closing, good and marketable title to the BioXcell Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever, excepting only restrictions on future transfers imposed by applicable law.

Section 4.7 Pre-emptive Rights. Subject to Schedule 4.7, at Closing, no BioXcell Shareholders has any pre-emptive rights or any other rights to acquire any shares of BioXcell that have not been waived or exercised.

Section 4.8 Accredited Investor.  All BioXcell Shareholders receiving shares of Emys pursuant to this Agreement are “accredited investors” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

ARTICLE V

CONDITIONS TO OBLIGATIONS OF BIOXCELL
AND THE BIOXCELL SHAREHOLDERS

The obligations of BioXcell and the BioXcell Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by BioXcell and the BioXcell Shareholders at their sole discretion:

Section 5.1 Representations and Warranties of Emys. All representations and warranties made by Emys in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

Section 5.2 Agreements and Covenants. Emys shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

Section 5.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 5.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Emys shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.5 Other Closing Documents. BioXcell shall have received such certificates, instruments and documents in confirmation of the representations and warranties of Emys, Emys’s performance of its obligations hereunder, and/or in furtherance of the transactions contemplated by this Agreement as the BioXcell Shareholders and/or their respective counsel may reasonably request.

Section 5.6 Documents. Emys must have caused the following documents to be delivered to BioXcell and the BioXcell Shareholder:

a. share certificates evidencing the Emys Shares registered in the name of the BioXcell Shareholders;

b. a Secretary’s Certificate, dated the Closing Date, certifying attached copies of (A) the Emys Charter Documents, (B) the resolutions of the Emys Board approving this Agreement and the transactions contemplated hereby and thereby; and (C) the incumbency of each authorized officer of Emys signing this Agreement to which Emys is a party;

c. an Officer’s Certificate, dated the Closing Date, certifying as to Sections 5.1, 5.2, 5.3, 5.4, 5.7, and 5.8.

d. a Certificate of Good Standing of Emys, dated as of a date not more than five business days prior to the Closing Date;

e. this Agreement is duly executed;

f. the resignation of each of Andrew Uribe as officer of Emys as of the Closing Date;

f. the resignation of Andrew Uribe and Jean Young as directors of Emys on the Closing Date;

g. legal opinion of Anslow & Jaclin LLP, substantially in the form of Exhibit A; and

h. such other documents as BioXcell may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of Emys, (B) evidencing the performance of, or compliance by Emys with any covenant or obligation required to be performed or complied with by Emys, (C) evidencing the satisfaction of any condition referred to in this Article V, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 5.7 Cancellation of Shares.  The 47,000,000 shares of Emys Common Stock held by Anslow & Jaclin, LLP shall be irrevocably cancelled immediately following the issuance of the shares of Common Stock to the BioXcell Shareholders.  Evidence of such cancellation shall be delivered to BioXcell.

Section 5.8 No Material Adverse Effect.  There shall not have been any event, occurrence or development that has resulted in or could result in a Material Adverse Effect on or with respect to Emys.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF EMYS

The obligations of Emys to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Emys in its sole discretion:

Section 6.1 Representations and Warranties of BioXcell and the BioXcell Shareholders. All representations and warranties made by BioXcell and the BioXcell Shareholders on behalf of themselves individually in this Agreement shall be true and correct on and as of the Closing Date except insofar as the representation and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

Section 6.2 Agreements and Covenants. BioXcell and the BioXcell Shareholders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

Section 6.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of BioXcell shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.5 Other Closing Documents. Emys shall have received such certificates, instruments and documents in confirmation of the representations and warranties of BioXcell and the BioXcell Shareholders, the performance of BioXcell and the BioXcell Shareholders’ respective obligations hereunder and/or in furtherance of the transactions contemplated by this Agreement as Emys or its counsel may reasonably request.

Section 6.6 Consummation of Private Placement. The definitive documentation with respect to the Private Placement and the financing contemplated thereby shall have been finalized for execution by the parties thereto immediately following consummation of the Share Exchange.

Section 6.7 Documents. BioXcell and the BioXcell Shareholders must deliver to Emys at the Closing:

a. share certificates evidencing the number of BioXcell Shares, along with executed share transfer forms transferring such BioXcell Shares to Emys;

b. this Agreement to which the BioXcell and the BioXcell Shareholders is a party, duly executed;

c. such other documents as Emys may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of the BioXcell and the BioXcell Shareholders , (B) evidencing the performance of, or compliance by BioXcell and the BioXcell Shareholders with, any covenant or obligation required to be performed or complied with by BioXcell and the BioXcell Shareholders, as the case may be, (C) evidencing the satisfaction of any condition referred to in this Article VI, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 6.8 No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any Person, any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the BioXcell Shares, or any other stock, voting, equity, or ownership interest in, BioXcell, or (b) is entitled to all or any portion of the Emys Shares.

ARTICLE VII

POST-CLOSING AGREEMENTS

Section 7.1 SEC Documents. From and after the Closing Date, in the event the SEC notifies Emys of its intent to review any Public Report filed prior to the Closing Date or Emys receives any oral or written comments from the SEC with respect to any Public Report filed prior to the Closing Date, Emys shall promptly notify the Emys Controlling Stockholders and the Emys Controlling Stockholders shall reasonably cooperate with Emys in responding to any such oral or written comments.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall expire on the first day of the one-year anniversary of the Closing Date (the “Survival Period”). The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

Section 8.2 Indemnification.

a. Indemnification Obligations in favor of the Controlling Stockholders of Emys. From and after the Closing Date until the expiration of the Survival Period, BioXcell shall reimburse and hold harmless the Emys Controlling Stockholders (each such person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as a “Emys Indemnified Party”) against and in respect of any and all damages, losses, settlement payments, in respect of deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid by any Emys Indemnified Party, and any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other procedures or investigation against any Emys Indemnified Party, which arises or results from a third-party claim brought against a Emys Indemnified Party to the extent based on a breach of the representations and warranties with respect to the business, operations or assets of BioXcell. All claims of Emys pursuant to this Section 8.2 shall be brought by the Emys Controlling Stockholders on behalf of Emys and those Persons who were stockholders of Emys Company immediately prior to the Closing Date.  In no event shall any such indemnification payments exceed $100,000 in the aggregate from BioXcell.   No claim for indemnification may be brought under this Section 8.2(a) unless all claims for indemnification, in the aggregate, total more than $10,000.

b. Indemnification in favor of BioXcell and the BioXcell Shareholders. From and after the Closing Date until the expiration of the Survival Period, the Emys Controlling Stockholders will, severally and not jointly, indemnify and hold harmless BioXcell, the BioXcell Shareholders, and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may “control” (within the meaning of the Securities Act) any of the forgoing persons or entities (hereinafter referred to individually as a “BioXcell Indemnified Person”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees, (collectively, “Damages”) arising out of any (i) any breach of representation or warranty made by Emys or the Emys Controlling Stockholders in this Agreement, and in any certificate delivered by Emys or the Emys Controlling Stockholders pursuant to this Agreement, (ii) any breach by Emys or the Emys Controlling Stockholders of any covenant, obligation or other agreement made by Emys or the Emys Controlling Stockholders in this Agreement, and (iii) a third-party claim based on any acts or omissions by Emys or the Emys Controlling Stockholders. In no event shall any such indemnification payments exceed $100,000 in the aggregate from all Emys Controlling Stockholders.  No claim for indemnification may be brought under this Section 8.2(b) unless all claims for indemnification, in the aggregate, total more than $10,000.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1 Publicity. No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 9.2 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 9.3 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 9.4 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested)or facsimile to the parties at the following addresses:

If to BioXcell or the BioXcell Shareholders, to:
c/o INVO Bioscience
100 Cummings Center, Suite 421e
Beverly MA 01915
Attn: CEO

With a copy to (which copy shall not constitute notice):
Shulman, Rogers, Gandal, Pordy & Ecker, P.A.
Attn: Scott Museles, Esq.
11921 Rockville Pike, Suite 300
Rockville, MD 20852

If to Emys or the Emys Controlling Stockholders, to:
P.O. Box 7
Ellicott, Maryland 21041-0007

With a copy to (which copy shall not constitute notice):
Anslow & Jaclin, LLP
Attn: Eric M. Stein, Esq.
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.4 are concerned unless such changed address is located in the United States of America (or, in the case of the BioXcell Shareholders or BioXcell, in the British Virgin Islands or the United States of America) and notice of such change shall have been given to such other party hereto as provided in this Section 9.4.

Section 9.5 Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 9.6 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 9.7 Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 9.9 Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of New York located in County of New York, and/or the United States District Court for the Southern District of New York, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 9.5.

Section 9.10 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.11 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof.

Section 9.12 Amendments and Waivers. Except as otherwise provided herein, no amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

[REST OF PAGE DELIBERATELY LEFT BLANK]

[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMY’S SALSA AJI DISTRIBUTION COMPANY, INC.

By:
Name: Andrew Uribe
Title: Chief Executive Officer

BIOXCELL, INC.

By:
Name: Katie Karloff
Title: Chief Executive Officer

EMY’S CONTROLLING STOCKHOLDERS

By:
Jean Young

By:
Andrew Uribe

By:
Orbital Group, LLC
Name: Andrew Uribe
Title: President

[SIGNATURE PAGE OF BIOXCELL SHARHOLDERS
TO SHARE EXCHANGE AGREEMENT]

BIOXCELL SHAREHOLDERS

By:
Claude Ranoux

By:
Rusty Warren

By:
Katie Karloff

By:
Ludovic Moy

By:
Jean Clement Sage

By:
Joseph F. Finn, Jr.

By:
Geoff and Elise Hills

By:
Lionshare Ventures, LLC

By:
Daniel Campbell

SCHEDULE I
BioXcell Pre-Closing Shareholder List

Shareholder	Number of Shares	Percent Ownership
Claude Ranoux	69,063	64.37%
Rusty Warren	9,664	9.01%
Katie Karloff	15,744	14.67%
Ludovic Moy	375	0.35%
Geoff and Elise Hills	500	0.47%
Lionshare Ventures, LLC	10,893	10.15%
Ludovic Moy	224	0.21%
Jean Clement Sage	561	0.52%
Joseph F. Finn Jr.	112	0.10%
Daniel Campbell	112	0.10%
Joseph F. Finn Jr.	50	0.05%
Total Shares Outstanding	107,298	100%

SCHEDULE II
Emy’s Salsa Aji Distribution Company, Inc.
Pre-Closing Shareholder List

Shareholder	Number of Shares	Percent Ownership of Company *
Jean Young	9,500,000	15.34%
Andrew Uribe	2,500,000	4.04%
Orbital Group, LLC	25,000,000	40.36%
Total Shares	37,000,000	59.74%

* Based on 61,937,500 shares outstanding.

SCHEDULE III
Emy’s Salsa Aji Distribution Company, Inc.
Issuance to BioXcell Shareholders

Shareholder	Number of Shares	Percent Ownership*
Claude J. Ranoux	24,661,473	46.32%
Kathleen Karloff	5,622,159	10.56%
Philip Warren	3,450,778	6.48%
Christopher Esposito **	1,465,500	2.75%
Linda Grimaldi Raymond **	248,000	0.47%
Mark J. Harrington **	238,000	0.45%
Ludovic Moy, M.D.	213,954	0.40%
Jean Clement Sage	200,116	0.38%
Gerald Esposito **	200,000	0.38%
49 Trust **	200,000	0.38%
Vincent A. Sablone **	200,000	0.38%
Kenneth C. Zion **	200,000	0.38%
Geoff Hills	178,543	0.34%
Julie A. Davis **	150,000	0.28%
Patricia A. Wallen **	147,000	0.28%
Leo R. Cameron **	100,000	0.19%
Gary M. Cameron **	100,000	0.19%
Donna Esposito **	100,000	0.19%
John E. Riggs III **	60,000	0.11%
John T. Pellerin **	60,000	0.11%
Joseph F. Finn Jr.	57,954	0.11%
Sharon O'Brien **	50,000	0.09%
Matthew Maloney **	50,000	0.09%
David Caputo **	50,000	0.09%
Tasha Miller **	50,000	0.09%
Lawrence Belcamino **	50,000	0.09%
Daniel Campbell	40,023	0.08%
Elizabeth A. Sanborn **	40,000	0.08%
Sudajeff Trust **	25,000	0.05%
Robert A. Mottla **	20,000	0.04%
Rudzinsky Associates Profit Sharing Plan **	20,000	0.04%
Joanne Dube **	20,000	0.04%
Robert DeVito **	16,000	0.03%
Salvador Serafica **	10,000	0.02%
Greg Potcner **	8,000	0.02%
Brian R. Call **	5,000	0.01%
Total Shares Issued
Pursuant to this Agreement	38,307,500	71.9%

* Based on 53,245,000 shares outstanding immediately following the share issuance.

** The shares reflected in this row initially will be issued pursuant to this Agreement to Lionshare Ventures, LLC; however, Lionshare Ventures, LLC has instructed the Company that, simultaneously with the Closing, it will make a distribution of the aggregate shares received by it hereunder to each of its members on a pro rata basis in accordance with the terms of its operating agreement.  The number of shares listed reflects such Lionshare Ventures, LLC’s member’s pro rata distribution.

EXHIBIT A

FORM OF OPINION OF COUNSEL TO EMYS

1.
Emy’s Salsa Aji Distribution Company, Inc. (the “Company”) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.  The Company has full corporate power and authority to own, lease and operate its properties and to carry on its business in the places and in the manner currently conducted.

2.
The Company has the requisite corporate power and authority to execute, deliver and perform the Share Exchange Agreement, the Securities Purchase Agreements, and the Escrow Agreement (the “Transaction Documents”).  The execution, delivery and performance of the Transaction Documents have been duly authorized by all necessary corporate action on the part of the Company.

3.
Each of the Transaction Documents has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

4.
Execution and delivery by the Company of, and performance of its agreements in each of the Transaction Documents do not (i) violate any law, statute, rule, regulation or court order applicable to the Company, (ii) breach, result in a default or loss of rights under, result in the creation of a right of termination, acceleration or modification under, or result in the creation of, or the right to create, any security interest in or lien on any assets of the Company pursuant to any agreements known to us to which the Company is a party or by which it or its assets is bound, or (iii) violate, conflict with, result in a breach of any terms or provisions of, or constitute a default under, the Company’s Articles/Certificate of Incorporation or Bylaws.

5.
No consent, approval, authorization, order or action of, filing with or notice or payment to any regulatory agency or authority of the State of Nevada or the United States Federal Government is required to be obtained or made by the Company for the Company to perform its obligations under any of the Transaction Documents and consummate the transactions contemplated thereunder, except for such as have been obtained or made, other than any filings required to comply with any applicable federal and state securities laws.

6.
The authorized capital stock of the Company consists of [*] shares, all of which are authorized as Common Stock, and [*] of which are issued and outstanding immediately prior to the consummation of the transactions contemplated under the Share Exchange Agreement.  All issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive right of stockholders.  To our knowledge there are no options, warrants, or other rights or agreements of any kind for the purchase or acquisition from, or the issuance or sale by, the Company of any shares of such authorized capital stock, nor any outstanding securities or debt of any kind that is convertible into or exchangeable for any shares of such authorized capital stock.

7.
The issuance of the Emys Shares in accordance with the Share Exchange Agreement will be exempt from registration under the Securities Act.  The Emys Shares which are being issued on the date hereof to the BioXcell Shareholders, pursuant to the Share Exchange Agreement, have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive or similar rights contained in the Company’s Articles/Certificate of Incorporation or Bylaws or in any agreement to which the Company is a party.

8.
To our knowledge, there are no current claims, actions, suits, investigations or proceedings, or any pending or threatened claim, action, suit, investigation or proceeding against the Company before any court, arbitrator or governmental authority which, if determined adversely to the Company would have a material adverse effect on the ability of the Company to perform its obligations under any of the Transaction Documents.

Schedule 4.7

Options / Warrants

Claude Ranoux	Convertible Note ($96,462)

Robert Bowdring	270,000

Stephen Karloff	90,000

Brian Files	70,000

Nancy Harrington	70,000